UNITED STATES
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Emulex Corporation
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Fiji Acquisition Corporation
Broadcom Corporation
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On June 3, 2009, Broadcom Corporation issued the following press release:

Broadcom Business Press Contact	Broadcom Financial Analyst Contact
Bill Blanning	T. Peter Andrew
Vice President, Global Media Relations	Vice President, Corporate Communications
949-926-5555	Investor Relations
blanning@broadcom.com	949-926-5663
pandrew@broadcom.com
Broadcom Urges Emulex Stockholders to Support Consent Solicitation
That Would Allow Calling a Special Meeting of Stockholders
Proposed Bylaw Changes Would Provide Options for Stockholders Without
Obligations
IRVINE, Calif. – June 3, 2009 – Broadcom Corporation (NASDAQ: BRCM) today renewed its call for Emulex stockholders to consent to the proposals in its Consent Solicitation Statement that would enable stockholders to call a special meeting, allowing their views on Broadcom’s offer to be heard. It also presented a new and detailed analysis of the significant advantages of its all cash offer compared with Emulex’s uncertain standalone prospects.
“Supporting this Consent Solicitation gives Emulex stockholders the option to consider their choices, without having to commit at this time to any one choice. Our proposals in the Consent Solicitation would give Emulex stockholders the ability to be heard in the most important matters affecting their investment,” said Scott A. McGregor, President and Chief Executive Officer of Broadcom. “Contrary to misleading statements by Emulex about our proposals, support for the consent solicitation does not obligate Emulex stockholders to tender their shares to Broadcom or to elect new Board members.”
Broadcom presented its case for its proposals in a presentation it filed with the Securities and Exchange Commission (www.sec.gov) and made available on the investor section of its web site (http://www.broadcomtransaction.com). Broadcom plans to use the presentation in upcoming meetings with Emulex stockholders. Details of the presentation are summarized below:
Consent Solicitation Provides Stockholders with Choice
If holders of 66 2/3% of the outstanding shares of Emulex’s common stock submit their Consents to the proposals in Broadcom’s Consent Solicitation, Emulex stockholders, including the representatives of Broadcom, would have the right to call a special stockholder meeting. Emulex stockholders who consent to the proposals in the Consent Solicitation still could vote at a meeting in whatever manner they feel best represents their interests.

What the Consent Would Do		What It Does NOT Do
☑	Allows Broadcom or other investors to call a special meeting of stockholders	☒	Does not obligate stockholders to tender shares nor agree to a sale
☑	Gives Emulex stockholders a forum to express their interests	☒	Does not obligate stockholders to vote for new Board nominees at the special meeting
☑	Provides stockholders with the option of electing new Board members	☒	Does not obligate stockholders to remove existing Board members
☑	Provides stockholders with a means to consider the Broadcom bid
“The Emulex Board has, again, refused even to discuss our compelling offer and instead has erected sweeping structural defenses. Emulex has also resorted to costly, mudslinging litigation that is wholly irrelevant to our offer, entirely without merit and has no place in today’s prevailing standards of sound corporate governance and responsible Board conduct. These actions demonstrate that the Emulex Board is unlikely to enter into legitimate negotiations toward a transaction in the stockholders’ best interest unless Emulex stockholders take action,” Mr. McGregor said. “Without consent for Broadcom’s proposals, Emulex stockholders may be denied the opportunity to act until the annual stockholder meeting, by which time Broadcom could decide to pursue an alternative path.”

Broadcom will be mailing Consent cards to stockholders soon. Broadcom said it recommends Emulex stockholders consent to all its proposals and encourages stockholders to return their Consent cards promptly to allow for a special stockholder meeting to be called as quickly as possible.
Highly Compelling, All-Cash Offer to Acquire Emulex
As of April 20, 2009, the day before Broadcom’s offer was made public, Broadcom’s offer represented a:
•	40% premium to the closing price of Emulex’s common stock;

•	42% premium to analysts’ median Emulex price target for next year;

•	62% premium to the 30-trading-day average price of Emulex;

•	90% premium to Emulex’s “Enterprise Value” (see note 1, below);

•	85% premium to the price one month prior to the offer – a premium that substantially exceeds the 38% average premium for technology M&A deals since 2005.
Broadcom’s presentation notes that, in 2008, stockholders of acquisition targets whose Boards have rejected transactions have been exposed to significant market and execution risk along with value deterioration – target stock prices have declined, on average, 43% below the rejected acquisition offers.
Highly Uncertain Value for Emulex as a Standalone Company
Broadcom argues that Emulex’s track record makes its recently-announced “hockey-stick” projections of revenue growth in 2012 “dubious.”
For Emulex to achieve its 2012 target of more than $600 million in revenues, Emulex would have to grow revenues in 2012 at a double digit annual rate far in excess of Emulex’s compounded annual growth rate of 1% from fiscal year 2004 (announced) to fiscal year 2009 (estimated) (see note 2, below).

This dramatically higher growth rate is especially improbable, the presentation notes, because Emulex has frequently failed to translate “design wins” into market share growth. Since 2006, according to Dell’Oro Group, Emulex’s market share has been essentially unchanged – despite Emulex’s repeated, optimistic forecasts of potential gains. Emulex’s future prospects are further clouded by the expectation of analysts that Emulex will face increased levels of competition from new entrants and existing competitors.
The Broadcom presentation also reviews the historic underperformance of Emulex stock in recent years. For example:
•	Emulex stock lost 48.5% of its value compared with 26.8% for its nearest peer, QLogic, and 33.1% for the NASDAQ Composite Index for the year ending on the day before Broadcom made its offer public.

•	Emulex lost 67.1% of its value, compared with losses of 30.6% and 36.3% for QLogic and the NASDAQ Composite Index, respectively, for the two years ending on the day before Broadcom made its offer public.

•	Emulex has persistently failed to meet Wall Street’s revenue estimates – In five of the last six quarters, Emulex revenues have fallen short of analysts’ consensus estimates (measured one week after the preceding period’s report date).

•	Emulex stock has historically traded at 20% below analysts’ consensus price targets over the last seven years (reflecting analysts’ average 12-month-forward price targets).

•	Even after Emulex responded to Broadcom’s offer by offering up its new, optimistic 2012 projections, analysts’ consensus estimates changed little for fiscal years 2009 and 2010, evidencing analyst skepticism about

Emulex’s ability to achieve its goals. In fact, analysts’ May 26, 2009 consensus estimates suggested that Emulex’s revenue could decline 9% from fiscal 2009 to fiscal 2010, Broadcom noted.
“The choice between our highly certain, all cash offer and Emulex’s history of over-promising and under-delivering is clear,” concluded McGregor.
Broadcom is Well Positioned to Capitalize on Network Convergence
The Broadcom presentation argues that a combination of Broadcom and Emulex would be well positioned to deliver on the companies’ shared visions of convergence of enterprise networks. The presentation notes that:
•	Fibre Channel over Ethernet (FCoE) products are anticipated to reach 20% of the market by 2012 – and that the proposed acquisition should accelerate both companies’ plans to enter this market.

•	Broadcom is well positioned to integrate Emulex’s business and employees successfully, with a track record of integrating 42 acquisitions. Broadcom has retained approximately 81% of the employees who joined Broadcom in connection with the 18 businesses it acquired since January 2004.
“We want our message to the employees of Emulex to be very clear: We respect them highly, we value their talents and their energy, and we believe a combined company has the potential to offer outstanding opportunities to Emulex employees. Broadcom has an excellent track record of recognizing and rewarding valuable employees who come to us through acquisitions,” McGregor said.
Details of the Consent Solicitation

The presentation further outlines the proposed Bylaw changes in the Consent Solicitation proposal:
•	Amend Emulex’s Bylaws to authorize stockholders who collectively own 10%+ of the outstanding shares to call a special meeting;

•	Authorize Broadcom representatives to call a special meeting for Emulex stockholders to consider removing and replacing Emulex’s Board;

•	Amend Emulex’s advance notice Bylaw so that it will not apply at special meetings;

•	Amend Emulex’s Bylaws to require the Emulex Board of Directors to fix a record date for special meetings called by stockholders; and

•	Repeal any amendments to the Emulex Bylaws adopted by the Emulex Board of Directors on or after January 15, 2009, the date of Emulex’s current Bylaws.
Footnotes
Note 1 – Enterprise Value = Market Equity Value + Debt – Cash and Cash Equivalents.
Note 2 – Source: Actual fiscal year 2004 revenue of $364.4 million is based on Emulex 2004 10-K filed on Sept. 10, 2004.  Estimated fiscal year 2009 revenue of $376.1 million is based on mean analysts’ estimate, as reported by Thomson First Call on June 2, 2009.
About Broadcom
Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom is one of the world’s largest fabless semiconductor companies, with 2008 revenue of $4.66 billion, and holds over 3,300 U.S. and over 1,300 foreign patents, more than 7,500 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.
A FORTUNE 500® company, Broadcom is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.
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          This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. Broadcom has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”) containing an offer to purchase all of the outstanding shares of common stock of Emulex Corporation (“Emulex”) for $9.25 per share. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom Corporation through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875 or collect at (212) 750-5833.
          Broadcom has filed a preliminary consent statement with the SEC relating to the solicitation of written consents from Emulex stockholders. Any definitive consent solicitation statement will be mailed to stockholders of Emulex. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY

IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875 or collect at (212) 750-5833.
          Information regarding the participants in the solicitation of consents of Emulex’s stockholders is available in Broadcom’s preliminary consent statement filed with the SEC on May 18, 2009.
          All statements included or incorporated by reference in this press release other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.
          These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Broadcom will not pursue a transaction with Emulex and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.
          Broadcom ®, the pulse logo, Connecting everything ®, and the Connecting everything logo are among the trademarks of Broadcom and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.